Exhibit 99.1

                        Zale Corporation Announces First
          Quarter Sales Results and Updates First Quarter Expectations

    DALLAS--(BUSINESS WIRE)--Nov. 3, 2005--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today that for the first quarter ended October 31, 2005, comparable store sales decreased 1.2%. Total revenues for the period were $427 million compared to last year's first quarter revenues of $423 million, an increase of 0.9%.
    "We are disappointed with these sales results," commented Mary L. Forte, President and Chief Executive Officer. "Delay in receipts of new merchandise related to the Zales repositioning resulted in lower than planned in-stock positions during the quarter. The considerable changes to our product offerings, along with the establishment of new vendor relationships, has temporarily extended the lead time of supplying merchandise to our stores. These inventory issues negatively impacted the performance at the Zales brand, which had a significant effect on our consolidated results.
    Ms. Forte continued, "We believe our merchandising and marketing efforts have been appropriately targeted throughout each of our brands to drive demand and meet the needs of our gift-giving customers this Holiday season. We have been pleased with the initial customer response to our new merchandise assortments, which we expect will gain momentum with the launch of the Zales marketing campaign."
    In addition, the Company stated that the impact of the hurricanes on the quarter resulted in lost sales, which negatively affected earnings by approximately $0.03 per share.
    In connection with the closing of approximately 30 Bailey Banks & Biddle stores that do not fit with the brand's long-term positioning in the luxury goods market, the Company expects to record, in its first fiscal quarter, an impairment charge of approximately $8 million, or $0.10 per share, in accordance with SFAS No 121, "Accounting for Impairment of Long-Lived Assets." This impairment charge, being non-cash in nature, does not affect the Company's cash flows. The Company also incurred incremental markdown charges of approximately $0.01 per share related to the liquidation of inventory in a subset of these stores scheduled for closure.
    Based on the sales performance, the impact of the hurricanes, the impairment and markdown charges, the Company expects a net loss for the first quarter ended October 31, 2005, ranging between $0.46 and $0.49 per share. This range includes the estimated $0.03 per share expense associated with adopting SFAS No. 123R, which requires the expensing of stock compensation programs. Additionally, this range includes the impact of the Company's purchase of approximately 1,638,000 shares of its common stock for an aggregate of $45 million during the quarter pursuant to its stock repurchase program.
    Zale Corporation will announce its first quarter fiscal 2006 earnings results on November 16, 2005. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,375 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's earnings guidance for the first quarter of fiscal year 2006, the impact of the hurricanes and store closings and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047